Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in: Registration Statement Nos. 333-09071, 333-43381, 333-69547, 333-93253, 333-52768, 333-74228, 333-102178, 333-109250 and 333-124850 on Form S-8 for the Abbott Laboratories 1996 Incentive Stock Program; Registration Statement Nos. 333-74220, 333-102179 and 333-124851 on Form S-8 for the Abbott Laboratories Deferred Compensation Plan; Registration Statement Nos. 333-75442 and 333-109254 on Form S-8 for the Abbott Laboratories Affiliate Employee Stock Purchase Plan; and Registration Statement Nos. 33-26685, 33-50452, 33-51585, 33-56897, 33-65127, 333-19511, 333-43383, 333-69579, 333-93257, 333-74224, 333-102180, 333-109253 and 333-124849 on Form S-8 for the Abbott Laboratories Stock Retirement Program and Trusts; Post-effective Amendment No. 1 to Registration Statement No. 333-85867 on Form S-8 for the Perclose, Inc. 1992 Stock Plan, Perclose, Inc. 1995 Director Option Plan, Perclose, Inc. 1997 Stock Plan and Perclose, Inc. 1995 Employee Stock Purchase Plan; and Registration Statement No. 333-109132 on Form S-3 of our reports dated February 15, 2007, relating to the financial statements and financial statement schedule of Abbott Laboratories and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and SFAS No. 123(R), Share-Based Payment) appearing in this Annual Report on Form 10-K of Abbott Laboratories for the year ended December 31, 2006.

Deloitte & Touche LLP

Chicago, Illinois
February 20, 2007